EXHIBIT 12
                                                               ----------


   NEWELL RUBBERMAID INC. AND SUBSIDIARIES
   STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
   --------------------------------------------------------------

                                                                           YEAR ENDED DECEMBER 31,
     (IN MILLIONS, EXCEPT PER SHARE DATA)                     2002       2001       2000       1999       1998
                                                              ----       ----       ----       ----       ----
     EARNINGS AVAILABLE TO FIXED CHARGES:

        Income before income taxes                            $468.5     $415.9     $685.5      $230.9     $817.0

        Fixed charges -
           Interest expense                                    110.6      137.5      130.0       100.0      100.5
           Portion of rent determined to be interest            40.7       36.9       34.0        30.3       26.3
           Minority interest in income of subsidiary
              trust                                             26.7       26.7       26.7        26.8       26.6
           Equity earnings                                      (0.8)      (7.2)      (8.0)       (8.1)      (7.1)
                                                              ------     ------     ------      ------     ------
                                                              $645.7     $609.8     $868.2      $379.9     $963.3
                                                              ======     ======     ======      ======     ======

     FIXED CHARGES:

           Interest expense                                   $110.6     $137.5     $130.0      $100.0     $100.5
           Portion of rent determined to be interest
                                                                40.7       36.9       34.0        30.3       26.3
           Minority interest in income of subsidiary
             trust                                              26.7       26.7       26.7        26.8       26.6
                                                              ------     ------     ------      ------     ------
                                                              $178.0     $201.1     $190.7      $157.1     $153.4
                                                              ======     ======     ======      ======     ======

     RATIO OF EARNINGS TO FIXED CHARGES                         3.63       3.03       4.55        2.42       6.28
                                                              ======     ======     ======      ======     ======


   (1) A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.